SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 24, 2009

PHOENIX FOOTWEAR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31309	15-0327010
(Commission File Number)	(IRS Employer Identification No.)

5840 El Camino Real, Suite 106, Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 602-9688

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into a Material Definitive Agreement.

As reported in the Company’s Current Report on Form 8-K filed December 15, 2008, Phoenix Footwear Group, Inc. (the “Company”) entered into a Trademark License Agreement (the “2008 License Agreement”) with Tommy Bahama Group, Inc. (“Tommy Bahama”), a wholly owned subsidiary of Oxford Industries, Inc to replace the previous agreement between Phoenix Delaware Acquisition, Inc., a wholly owned subsidiary of the Company, and Tommy Bahama entered into on August 3, 2005 (the “2005 License Agreement”). The 2008 License Agreement was to become effective February 2, 2009.

On February 24, 2009, the Company entered into an Amendment to License Agreement (the “Amendment”) with Tommy Bahama to amend and terminate the 2008 License Agreement and 2005 License Agreement. The 2008 License Agreement was terminated effective January 31, 2009 except obligations under certain sections addressing licensing, non-disclosure of confidential information and restrictive provisions. The 2005 License Agreement was amended and terminated effective February 24, 2009. As of the termination date, the Company ceased all manufacturing of licensed products other than work in process. The Amendment extends the sell-off period of remaining products through May 1, 2009 with provisions to extend it to June 1, 2009. The termination was not due to breach or default by the Company or Tommy Bahama.

In connection with the termination of the license agreements, the Company agreed to sell the majority of the Company’s remaining Tommy Bahama-branded goods to Tommy Bahama no later than April 1, 2009 at predetermined unit prices. The total purchase, subject to final quantities is estimated to be $2.3 million.

Also, on February 24, 2009, the Company and its subsidiaries and Wells Fargo Bank, N.A., entered into a Waiver, Consent and Partial Termination, whereby Wells Fargo consented to the transaction and agreed to release its security interest in the inventory to be sold to Tommy Bahama. This agreement amended the Company’s Credit and Security Agreement with Wells Fargo dated June 10, 2008.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 2.05	Costs Associated with Exit or Disposal Activities.

As reported under Item 1.01, “Entry into a Material Definitive Agreement,” effective February 24, 2009, Phoenix Delaware Acquisition, Inc., a wholly owned subsidiary of the Company has ceased manufacturing of Tommy Bahama-branded products and will no longer sell such products after May 1, 2009. The Company has placed into discontinued operations the subsidiary, Phoenix Delaware Acquisition, Inc. As a result, the Company expects to incur a pre-tax charge of between $725,000 and $900,000 in the first quarter of 2009. The charge is expected to be comprised of approximately $300,000 to $350,000 of cash restructuring charges (mostly related to severance payments) to be paid during our 2009 fiscal year, approximately $400,000 to $500,000 of inventory and other write-offs, and approximately $25,000 to $50,000 for impairment charges (including fixed assets and intangibles).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.

Date: March 2, 2009	/s/ Dennis Nelson
Name: Dennis Nelson
Title: Chief Financial Officer